UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 10, 2005

THE NEWARK GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	333-118844	22-2884844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

20 Jackson Drive

Cranford, New Jersey 07016

(Address of principal executive office)

(Zip Code)

(908) 276-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 10, 2005, the Company completed the purchase from Frederick G. von Zuben, the Company’s former Chairman and a current director, of the 198,000 shares of the Company’s common stock owned by Mr. von Zuben. As disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005, Mr. von Zuben had exercised his right to “put” the subject stock to the Company pursuant to a May 1, 1980 agreement, as amended. The aggregate purchase price for the stock was $7,875,000, which amount is to be paid pursuant to a Subordinated Installment Promissory Note (the “Note”), with $787,500 plus accrued interest being due on August 18, 2005 and the balance being due in 40 equal and consecutive quarterly installments, with interest, commencing on October 1, 2005, and continuing thereafter on the first day of the months of January, April, July and October. Interest will accrue on the outstanding principal balance of the Note at the prime rate of interest as in effect from time to time.

The Note is subordinated to all of the Company’s senior indebtedness as defined in the Note. The Company has the right to prepay one or more of the Note payments, in the inverse order of their maturities, with interest to the date of the prepayment, without penalty and without liability for interest after the date of prepayment. No prepayments may be made during 2005 without Mr. von Zuben’s consent.

The above description of the terms of the Note is qualified in its entirety by the Subordinated Installment Promissory Note, which is attached as an Exhibit to this Current Report on Form 8-K.

Item 9.01.	Exhibits

As described above, the following Exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit 10.12 - Subordinated Installment Promissory Note, dated August 10, 2005, made by the Company in favor of Frederick G. von Zuben

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE NEWARK GROUP, INC.

Date: August 15, 2005

	By:	/s/ JOSEPH E. BYRNE
Joseph E. Byrne
Vice President and Chief Financial Officer